Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Pharmaceuticals Confirms Grupo Ferrer

Non-binding Letter of Intent

Mountain View, California, February 26, 2016 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA, “Alexza, or the “Company’) announced today that on February 15, 2016 it had entered into a non-binding letter of intent (the “Letter of Intent”) with Grupo Ferrer Internacional, S.A. (“Ferrer”) with respect to Ferrer’s proposed acquisition of all outstanding Common Shares of the Company (the “Transaction”). The Letter of Intent, which was described in Ferrer’s recent Schedule 13D filing, does not constitute a binding agreement to consummate such acquisition and it entitles both Alexza and Ferrer to terminate discussions at any time in their sole discretion. Additionally Alexza can, at its discretion, enter into discussions with third parties and continue to explore strategic options. There can be no assurance that such potential Transaction will be agreed to or consummated.

The entering into the Letter of Intent follows exploration of strategic options that the Company announced previously. On September 28, 2015, the Company announced that it had retained Guggenheim Securities, LLC to assist in exploring strategic options to enhance stockholder value, including a possible sale or disposition of one or more corporate assets, a strategic business combination, partnership or other transactions.

Alexza’s Board of Directors will review and carefully evaluate the terms of the potential Transaction with its financial and legal advisors. Neither the Board nor the Company intends to comment further at this time.

About Grupo Ferrer Internacional, S.A.

Founded in 1959, Ferrer is a privately-held European R&D-based pharmaceutical company headquartered in Barcelona. It is active in the pharmaceutical, health, fine chemicals and food sectors in Europe, Latin America, Africa, the Middle East, Asia and the United States. In total, Ferrer’s human healthcare products are commercialized in more than 90 countries, through 27 international affiliates (including joint ventures) and 70 partners and distributors.

Ferrer carries out activities throughout the full pharmaceutical value chain, from R&D to international marketing, including fine chemical development and the manufacturing of both raw materials and finished pharmaceuticals. Its research centers in Spain and Germany, and manufacturing sites in Europe and Latin America cover the pharmaceutical, diagnostics, vaccine, fine chemical, food and feed sectors. For more information, please visit www.ferrer.com.

Ferrer is the beneficial owner of 2,366,935 Common Shares of the Company, representing 12.1% of the outstanding Common Shares of the Company.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development, and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products and development pipeline are based on the Staccato® system, a hand-held inhaler designed to deliver a pure drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner. Active pipeline product candidates include AZ-002 (Staccato alprazolam) for the management of epilepsy in patients with acute repetitive seizures and AZ-007 (Staccato zaleplon) for the treatment of patients with middle of the night insomnia.

ADASUVE® is Alexza’s first commercial product and is currently available in 20 countries. The product is approved for sale by the U.S. Food and Drug Administration, the European Commission and in several Latin American countries. Grupo Ferrer Internacional SA is Alexza’s commercial partner for ADASUVE in Europe, Latin America, the Commonwealth of Independent States countries, the Middle East and North Africa countries, Korea, Philippines and Thailand.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc. For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the timing and whether the Company and Ferrer may reach a final agreement on a potential acquisition; the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s operations; the ability of Alexza and Ferrer to effectively and profitably commercialize ADASUVE; Alexza’s ability to secure a new U.S. commercial partner for ADASUVE in other territories and the terms of any such partnership; and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King

President and CEO

650.944.7900 (investor / media questions)

investor.info@alexza.com